                                                         Halle, May 14, 1998























                                                        Saale Energie GmbH,
                                                        Schkopau


                                                        Report on the audit of
                                                        the financial
                                                        statements for the years
                                                        ended December 31, 1997
                                                        and 1996 in accordance
                                                        with German GAAP and on
                                                        the audit of the
                                                        respective US GAAP
                                                        reconciliation








                                                         Copy no.       (7)

                              SAALE ENERGIE GmbH
                      INDEX TO THE FINANCIAL STATEMENTS


                                                                       Page


Report of the Independent Auditors                                        1

Annual Financial Statements

         Statement of Income for the year 1997 and 1996                   2

         Balance Sheet as of December 31, 1997 and 1996                   3

         Statement of Cash Flows for the year 1997 and 1996               4

         Notes to the Financial Statements                                5

INDEPENDENT AUDITORS' REPORT



To the Shareholders of
Saale Energie GmbH
Schkopau, Germany




We have audited the accompanying balance sheet of Saale Energie GmbH (SEG) as of December 31, 1997 and 1996, and the related statements of income and cash flows for the years in the two-year period then ended. These financial statements are the responsibility of SEG's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above fairly present, in all material respects, the financial position of Saale Energie GmbH as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the two-year period then ended, in conformity with accounting principles generally accepted in Germany.

Generally accepted accounting principles in Germany vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the results of operations for the two-year period ended December 31, 1997 and shareholders' equity as of December 31, 1997 and 1996 to the extent summarized in Note C to the financial statements.





Halle, Germany
May 14, 1998

                              SAALE ENERGIE GmbH
                             STATEMENT OF INCOME
                              (In Thousands DM)

                                                                         YEAR ENDED          YEAR ENDED
                                                                         DECEMBER 31,        DECEMBER 31,
                                                         NOTES               1997                1996
                                                     ---------------   ----------------    ----------------

     Sales                                                 D                    224,502             161,309
     Other operating income                                                          21                   3

                                                                       ----------------    ----------------

     Total revenue                                                              224,523             161,312

     Cost of materials                                    D/K                   225,669             170,897
     Depreciation of tangible fixed assets                                            1                   1
     Other operating expenses                                                     1,122               1,060
                                                                       ----------------    ----------------

     Total operating expenses                                                   226,792             171,958
                                                                       ----------------    ----------------


     Result of operations                                                        -2,269             -10,646

     Income from companies in which
        participations are held                                                   7,162               6,581
     Interest expense (net)                                I                     -3,152              -3,845
                                                                       ----------------    ----------------

     Results of ordinary activities                                               1,741              -7,910

     Taxes on income                                                                  0                 -40
                                                                       ----------------    ----------------

     Net profit for the year                                                      1,741              -7,870
                                                                       ================    ================

                  See accompanying Notes to the Financial Statements

                              SAALE ENERGIE GmbH
                                BALANCE SHEET
                              (In Thousands DM)

                                                                         AT                  AT
                                                                    DECEMBER 31,        DECEMBER 31,
                                                      NOTES             1997                1996
                                                    -----------    ----------------   -----------------
ASSETS
      Outstanding contributions                                                713                 713

      NON-CURRENT ASSETS

      Fixed assets
      Tangible assets
          Factory and office equipment              B                            1                   2
      Financial assets
      1. Shares in affiliated companies             B, E                        49                  49
      2. Participations                             B, E                   200,677             200,677
      3. Loans to participations                    B, F                    82,200              82,200
                                                                   ---------------     ---------------
      TOTAL NON-CURRENT ASSETS                                             282,927             282,928

      CURRENT ASSETS

      Inventories
          Raw materials and supplies                B                          714                 325
      Receivables and other assets
      1. Trade receivables                          B, D, G                 18,860              24,764
      2. Other assets                               B, G                     3,541              14,549
      Bank balances                                 B                       16,522              28,748
                                                                   ---------------     ---------------
      TOTAL CURRENT ASSETS                                                  39,637              68,386
                                                                   ---------------     ---------------
TOTAL ASSETS                                                               323,277             352,027
                                                                   ===============     ===============

SHAREHOLDERS' EQUITY AND LIABILITIES

      SHAREHOLDERS' EQUITY                          H

      Subscribed capital                                                     1,000               1,000
      Capital reserve                                                       48,041              48,041
      Net income for the year                                              -11,383              -7,870
      Accumulated losses brought forward                                     1,741              -3,513
                                                                   ---------------     ---------------
      TOTAL SHAREHOLDERS' EQUITY                                            39,399              37,658

      Accruals
          Other accruals                            B                           80                  40
      Liabilities
      1. Trade payables                             B, I                     3,541               8,836
      2. Payables to shareholding companies         B, I                        69              92,084
      3. Payables to affiliated companies           B, I                     3,140               4,375
      4. Payables to participations                 B, I                   234,837             174,884
      5. Other payables                             B, I                    42,211              34,150

                                                                   ---------------     ---------------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES                                 323,277             352,027
                                                                   ===============     ===============

                See accompanying Notes to the Financial Statements

                              SAALE ENERGIE GmbH
                           STATEMENT OF CASH FLOWS
                              (In Thousands DM)






                                                                    YEAR ENDED                    YEAR ENDED
                                                                 DECEMBER 31, 1997            DECEMBER 31, 1996
                                                              ----------------------          --------------------

Cash generated by operations:
Net income for the year                                                      1,741                       -7,870

Adjustments to reconcile the net profit to the cash generated by operations:

      Depreciation on tangible assets and
      current asset write-offs                                                   1                            4
      Change in assets and liabilities:
          Inventories                                                         -389                          384
          Short-term trade receivables                                       5,904                      -24,647
          Other assets                                                      11,009                      -14,415
          Accruals                                                              40                       -1,535
          Short-term trade payables                                         -5,295                        8,218
          Interest payable                                                       0                        3,583
          Other liabilities                                                 65,579                      114,597
                                                                 -----------------            -----------------

CASH RETAINED FROM OPERATING ACTIVITIES                                     78,590                       78,319
                                                                 -----------------            -----------------

Cash flows from investing activities:
Capital expenditures                                                             0                      -82,658
                                                                 -----------------            -----------------

CASH UTILIZED IN INVESTING ACTIVITIES                                            0                      -82,658
                                                                 -----------------            -----------------


Cash flows from financing activities:
Repayment of loans                                                               0                       34,568
Proceeds from loans                                                        -90,816                       -3,368
                                                                 -----------------            -----------------

CASH UTILIZED IN FINANCING ACTIVITIES                                      -90,816                       31,200
                                                                 -----------------            -----------------

NET DECREASE IN CASH                                                       -12,226                       26,861

CASH AT BEGINNING OF YEAR                                                   28,748                        1,887
                                                                 -----------------            -----------------

CASH AT END OF YEAR                                                         16,522                       28,748
                                                                 =================            =================


                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)




NOTE A   ORIGINATION AND NATURE OF BUSINESS

ORIGINATION: According to the Articles of Association, Saale Energie GmbH ("SEG") was established on November 11, 1993. The Company's shares are held at 50 % by NRGenerating International B.V., Amsterdam and at 50 % by PowerGen Holdings B.V., Rotterdam.

NATURE OF BUSINESS: The operations of SEG include all activities relating to the direct and indirect acquisition, ownership, administration and operation of power generating facilities located in Schkopau, including the purchase of fuel and the sale of energy produced in the facilities. The business of the Company further constitutes all activities relating to the supply of management, maintenance and consulting services in respect of power stations and related plants. The Company is authorized to take all other actions and engage in all other businesses which appear to be necessary and useful in order to carry into effect the purpose of the Company. In particular it is authorized to hold, acquire and create subsidiaries, branches, companies and interests in other enterprises.



NOTE B   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of SEG have been prepared in accordance with the German Commercial Code, which represents accounting principles generally accepted in Germany ("German GAAP"). German GAAP vary in certain significant respects from accounting principles generally accepted in the United States of America ("US GAAP"). Application of US GAAP would have affected the results of operations for the year ended December 31, 1997 to the extent summarized in Note C to the financial statements. All amounts herein are shown in thousands of Deutsche Mark ("TDM") unless otherwise stated.

SEG is exempt from the to duty prepare consolidated financial statements in terms of section 291 of the German Commercial Code. SEG owns a 98 % share of its affiliated company (subsidiary) Saale Energie Service GmbH ("SES"). The investment in SES is included at cost in SEG's financial statements. Furthermore, SEG holds a 41.1 % share in the Kraftwerk Schkopau GbR ("GbR") and a 44.4 % share in the Kraftwerk Schkopau Betriebsgesellschaft mbH. These companies are included at cost and referred to as participations in these financial statements.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)



USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

TOTAL COST METHOD: The statement of operations is presented according to the total cost (or type of expenditure) format as commonly used in Germany. According to this format, production and all other expenses incurred during the period are classified by type of expenses.

REVENUE RECOGNITION: Revenue is recognized when title passes or services are rendered, net of discounts, customer bonuses and rebates granted.

FIXED ASSETS: Fixed tangible assets are recorded on the basis of acquisition or manufacturing cost and subsequently reduced by scheduled depreciation charges over the assets' useful lives.

FINANCIAL ASSETS: The long-term loans and investments are recorded at cost.

INVENTORIES: Inventories are accounted for at historical purchase cost.

RECEIVABLES AND OTHER ASSETS: All receivables are recorded at nominal value. No provision for doubtful accounts has been recorded.

BANK BALANCES: Bank balances include current accounts and fixed deposits.

ACCRUALS AND LIABILITIES: Accruals have been recorded for known obligations at the balance sheet date at the amounts of the estimated liabilities. Liabilities are valued at the amounts outstanding.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)



NOTE C       SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED STATES GENERALLY
        ACCEPTED ACCOUNTING PRINCIPLES

SEG's financial statements comply with German GAAP, which differs in certain significant respects from US GAAP. The differences that would have a significant effect on net income and shareholders' equity are set out below.


1. Consolidation

SEG is not required to prepare consolidated financial statements in terms of section 291 of the German Commercial Code. If US GAAP is applied, SEG would be required to prepare consolidated financial statements, which would include the financial statements of SES.

US GAAP financial statements would therefore include the current year's operating results of SES, net of minority interests, and would exclude the dividend income received by SEG.


2. Accounting for long term service and supply agreements


For German GAAP purposes the amounts billed to SEG resulting from the use and benefit agreement between SEG and GbR were recorded as expenses of the period. Parallel, the amounts attributable to the long-term electricity supply contract with the Company's sole customer were recorded as revenue in the period they were invoiced. See Note D.


In accordance with US GAAP, these agreements would be considered as leasing agreements. The use and benefit agreement would be considered a capital lease and the long-term sales agreement, as it relates to capacity availability, would be treated as a direct financing lease arrangement. The revenues and expenses recorded based upon current billings would be replaced by the amortization of unearned direct finance lease income and interest expense on lease obligations in accordance with US GAAP.

The net present value of the minimum lease payments to be received by SEG under the terms of the agreement amounts to TDM 850,722, whereas the net present value of the lease obligation payable by SEG over the minimum period of 25 years is TDM 635,541 as of December 31, 1997.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)



3. Outstanding contributions from the shareholders

As of December 31, 1997 outstanding contributions from shareholders amounted to TDM 713, which were not deducted from shareholders' equity in the German financial statements. The shareholders' equity for US GAAP purposes has to be reduced by the outstanding contributions.


4. Deferred taxes

Under German GAAP, SEG did not accrue for income tax, because the accumulated tax losses of prior years exceed the net profit for the 1997 financial year. Deferred tax assets and liabilities have not been recorded, because under German GAAP, they are only required to be recognized to the extent that the deferred tax liabilities exceed the deferred tax assets. Deferred tax assets are not recorded for accumulated tax losses brought forward.

For purposes of US GAAP accounting the financial values differ significantly from the tax basis mainly due to the application of lease accounting.

Significant components of SEG's deferred tax liabilities and assets as of December 31, 1997, that would have resulted from accumulated tax losses and temporary differences between the US GAAP financial statement basis and tax basis of assets and liabilities are summarized as follows:


                                                                         December 31,       December 31,
                                                                             1997              1996
                                                                        -----------         ------------
Deferred tax liability
   lease accounting                                                         109,539               82,155
                                                                        -----------         ------------

   Total deferred liability                                                 109,539               82,155
                                                                        -----------         ------------
Deferred tax assets
   accumulated tax losses                                                    51,457               54,787
   investment in GbR                                                          4,443               14,282
                                                                        -----------         ------------

   Total deferred asset                                                      55,900               69,069
                                                                        ===========         ============
Net deferred tax liability                                                   53,639               13,087
                                                                        ===========         ============

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)





RECONCILIATION TO US GAAP

The following is a summary of the significant adjustments to net income for the year which would have been be required if US GAAP had been applied instead of German GAAP.


                                                                       Year ended          Year ended
                                                                       December 31,        December 31,
                                                        Notes              1997                1996
                                                       --------        ------------         ------------
    Net income as reported in the statement of
    income under German GAAP                                                  1,741               -7,870



    Adjustments required to conform with US GAAP:
         Consolidation of SES                         (1)                    -1,578                  -40
         Lease adjustment                             (2)                    71,766               31,536
         Deferred taxes                               (4)                   -40,552              -14,101
                                                                        -----------          -----------
    Net profit in accordance
    with US GAAP                                                             31,377                9,525
                                                                        ===========          ===========


                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)



The following is a summary of the significant adjustments to shareholders' equity as of December 31, 1997 which would have been required if US GAAP had been applied instead of German GAAP.


                                                                       December 31,        December 31,
                                                        Notes              1997                1996
                                                       --------        ------------         ------------
    Shareholders' equity as reported in
       the balance sheet under German
       GAAP                                                                  39,399               37,659

    Adjustments required to conform with US GAAP:
        Consolidation of SES                          (1)                     1,699                3,277
        Lease adjustment                              (2)                   103,302               31,536
        Outstanding contributions                     (3)                      -713                 -713
        Deferred taxes                                (4)                   -53,639              -13,087
                                                                        -----------          -----------
    Shareholders' equity  in
    accordance with US GAAP                                                  90,048               58,672
                                                                        ===========          ===========



NOTE D   LONG-TERM SALES AND SERVICE AGREEMENTS

According to the long-term electricity supply contract between SEG and its major customer, SEG supplies its total available electricity capacity to this customer. The contract has a term of 25 years starting at the date of commissioning of the power plant. The customer is obliged to pay on a monthly basis a price that covers (1) the availability of power supply capacity and (2) the operating costs incurred to produce the electricity. The customer has agreed to make minimum payments of DM 2,142.7 million over the period of the agreement (25 years). In 1997, SEG's sales of TDM 224,502 solely relate to sales made to this customer.


SEG closed a use and benefit agreement with Kraftwerk Schkopau GbR under which GbR grants SEG a notional share of 400 MW (power share) in the total net capacity of the power station for its sole use. The SEG power share encompasses all plant and equipment of the power station. In return SEG is obliged to pay all costs of the GbR related to the SEG-power share as stipulated in the agreement plus a profit margin plus value added tax. During 1997, SEG was billed TDM 139,294 by GbR.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)



In order to manage and operate its share in the power plant SEG closed a contract with Kraftwerk Schkopau Betriebsgesellschaft mbH (KSB) on December 10, 1993. SEG commissions KSB with the conversion of coal using its power share of 400 MW of the Schkopau power plant, and KSB accepts responsibility for all costs of operating and maintaining the power plant. In terms of the contract SEG is obliged to pay for KSB's services. The management fees levied by the KSB for 1997 amounted to TDM 54,713.


NOTE E   INVESTMENTS IN SUBSIDIARIES AND PARTICIPATIONS

SEG holds a 98 % share in Saale Energie Services GmbH (SES). The investment is accounted for at its historical acquisition cost of TDM 49. The business of the company consists of all activities relating to the supply of management, maintenance and consulting services in respect of power stations and related plants, especially for the power stations of the Mitteldeutsche
Braunkohlengesellschaft mbH (MIBRAG) and its affiliated companies.

A 41.1 % participation in the GbR, which owns the Schkopau power plant, is held by SEG at the historical cost value of TDM 200,655.

SEG's 44.4 % share in the Kraftwerk Schkopau Betriebsgesellschaft mbH (KSB) has been recorded at the historical acquisition cost of TDM 22 (p.y. TDM 22). SEG has assigned its share in KSB to C & L Deutschland Revision AG in security for the other partner in the GbR.


NOTE F   LOAN TO KRAFTWERK SCHKOPAU GBR


In terms of the loan agreement between the participants of the GbR, SEG has granted a loan of DM 98 million to GbR. The balance outstanding at December 31, 1997 was TDM 82,200. The loan is unsecured and bears interest at a fixed rate of 7 % p.a.. The interest on the loan for 1997 of TDM 5,754 was set-off from the payables to the GbR (see NOTE I). The loan has been granted for an indefinite period and the repayment terms are not fixed.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE G   RECEIVABLES AND OTHER ASSETS

The trade receivables of TDM 18,860, as reported on December 31, 1997, relates to power supplied to the Company's sole customer. The other assets are mainly receivables from tax authorities. Included in the receivables from the tax authorties are receivables relating to the refundable corporation tax of TDM 1,260 arising from the dividends paid by SES.


NOTE H   CHANGE IN SHAREHOLDERS' EQUITY

Shareholders' equity of SEG changed in 1997 solely by the net profit for 1997 of TDM 1,741 from TDM 37,658 to TDM 39,399.


NOTE I   LIABILITIES

The maturity periods of the liabilities are as follows (in TDM):


                            Total balance as   Maturity period      Maturity         Maturity       Total balance
                                  of            of less than    period between     period more         as of
                              Dec. 31, 1997         1 year        1 and 5 years     than 5 years    Dec. 31, 1996
                              -------------       -----------      -----------      -----------      -----------
1) Trade payables                  3,541             3,541                -                -            8,836
2) Payables to
   shareholding
   companies                          69                69                -                -           92,084
3) Payables to
   affiliated
   companies                       3,140                 -            3,140                -            4,375
4) Payables to
   companies in
   which participa-
   tions are held                234,837            63,473          162,408            8,956          174,884
5) Other liabilities              42,211                 -           42,211                -           34,150
                           -------------       -----------      -----------      -----------      -----------

                                 283,798            67,083          207,759            8,956          314,329
                           =============       ===========      ===========      ===========      ===========

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


2) PowerGen plc., London and NRGenerating B.V., Amsterdam granted loans to SEG for the partial funding of its financial requirements for a total amount of TDM 148,054. The loans were not collateralized and bore interest at a fixed rate of
7.5 % p.a.. The loans were repaid during 1997 except for sundry interest free credits remaining of TDM 69 in total. TDM 5,412 interest was charged by the shareholding companies during 1997.

The loans from shareholding companies comprise of the following (in TDM):


                                                                        December 31,         December 31,
                                                                            1997                 1996
                                                                       ------------         ------------
NRGenerating B.V.                                                                59               46,088
PowerGen plc.                                                                    10               45,996
                                                                       ------------         ------------

                                                                                 69               92,084
                                                                       ============         ============


3) In terms of the loan agreements dated February 7, 1996 and September 25, 1996 SES granted to SEG loans amounting TDM 6,500 and TDM 1,000 respectively. The unsecured loans bear interest at a variable rate equal to the German Central Bank's discount rate plus 2 % p.a.. Included in the balance as of December 31, 1997 is interest payable of TDM 215. The net dividend paid by SES to SEG during 1997 of TDM 2,150 (after withholding taxes of TDM 790) was deducted from the oustanding loan balance. The loans can be called up at any time.

4) The liability as of December 31, 1997 comprises of the following (in TDM):


                                                                    December 31, 1997     December 31, 1996
                                                                    -----------------     -----------------
a) Kraftwerk Schkopau GbR (GbR)                                            230,111                 168,912
b) Kraftwerk Schkopau Betriebsgesellschaft mbH
    (KSB)                                                                    4,726                   5,972
                                                                       -----------           -------------

                                                                           234,837                 174,884
                                                                       ===========           =============

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)



a) The payables to GbR comprise of two components:

TDM 188,275 refer to the fees due for the current year relate to the use and benefit agreement dated December 10, 1993 and represent SEG's share in the power plant's expenses. The gross fee payable of TDM 160,188 (including value added taxation) was reduced by the interest on the GbR loans (TDM 5,754), the share in the 1996 profit of the GbR (TDM 2,959) as well as cash calls by the GbR (TDM 73,309).

TDM 41,837 results from SEG's obligation to reimburse its share in the shortfall achieved in the 1995 financial statement of the GbR as well as the shortfall achieved in 1996 up to the commissioning date of the power plant (March 31). TDM 16,966 was repaid during 1997.

The payables to the GbR are interest free.

b) The liability mainly arises from the coal conversion contract, closed on December 10, 1993 between SEG and KSB. In terms of this contract SEG commissions KSB with the conversion of coal using its power share of 400 MW of the Schkopau power plant, and KSB accepts responsibility for all costs of operating and maintaining the power plant. In terms of the contract, SEG is obliged to pay for KSB's services.

5) The other owner of the GbR, granted a loan of up to TDM 50 million to SEG for purposes of funding the interest due during the construction period of the power plant. TDM 6,061, TDM 8,682 and TDM 25,468 were drawn by SEG during 1995, 1996 and 1997 respectively. A variable interest rate of 3 months LIBOR plus 2 % p.a. was charged during 1997.


NOTE J   OTHER FINANCIAL COMMITMENTS

For financial commitments relating to the leased assets and lease commitments see note C.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)



NOTE K   RELATED PARTY TRANSACTIONS

SEG and MIBRAG, a related company with common shareholders NRG Energy Inc. and PowerGen plc., closed a long-term coal supply agreement. Under the terms of this agreement MIBRAG delivers lignite to the power station in Schkopau until 2010 at market price. The annual volume of coal to be delivered by MIBRAG was not fixed in the agreement. The lignite purchased by SEG from MIBRAG during the financial year amounted to TDM 32,052.


In addition, SES and MIBRAG entered into a consulting and management agreement. This agreement determines certain consultancy services to be provided by SES. In 1997 MIBRAG was billed TDM 4,548 by SES.